Exhibit 10.41

Cooperation Agreement

COOPERATION AGREEMENT

After friendly negotiation, Zhong Nongda Networks Development Co., Ltd. (“Party A”) and China Agricultural University (“Party B”) reached consensus on the research concerning the present conditions and policies of the development of the agricultural technology park entrusted by Party A to Party B and entered into the following agreement.

I.	Meanings of Work

Through the investigation and research of all kinds of development areas, agricultural technology parks, R&D bases, university technology parks at home and abroad, conclude the experiences of their development and put forward the suggestions on the policies for the development of the agricultural technology parks in China, so as to set a foundation for the development of future work of the agricultural and technological education network alliance of higher education institutions in all kinds of agricultural technology parks in China.

II.	Contents of Work

1.	By choosing the foreign developed countries and burgeoning countries as examples, concluding and refining the development course, policy measures and results of the technology parks and development areas.

2.	Collecting data related to the different development phases of all kinds of development areas, agriculture technology parks and incubators in China after the reform and opening up to the outside world, and carrying out analyses and summing-up.

3.	Collecting the preferential measures, especially the policy measures, related to the encouragement of the development of these parks in China, comparing them with the cases of foreign countries, finding out the differences and disadvantages.

III.	Results of Work

1.	Submitting the “Policy Research Report on Promoting the Development of Agricultural Technology Parks in China”.

2.	Publishing 1-2 research papers.

IV.	Progress of Work

1.	The preparation phase of the project is 3 months.

2.	The implementation phase of the project is 2 years.

V.	Amount and Payment of Funds

1.	The total amount of the funds for the project is RMB 500,000 Yuan.

2.	The funds shall be paid at a time by Party A to Party B within 10 business days after the signing of this Agreement.

VI.	Breach of Contract & Settlement of Disputes

1.	During the performance of this Agreement, in the event any party violates any clause of this Agreement, the other party may, at any time after such violation, send a written notice to the breaching party. The breaching party shall, within 15 days, make a written reply and take remedial measures. In the event the breaching party fails to make a written reply or take remedial measures within 15 days, the other party may terminate its performance of this Agreement, and shall request compensation for its damage in accordance with the provisions of this Agreement and the laws.

2.	Any dispute caused by the performance of this Contract or with respect to this Contract shall first be settled by both parties adhering to the principle of friendly negotiation. In the event both parties can not reach a consensus through negotiation, either party shall have the right to bring a lawsuit in the court of where the defendant is located. During the settlement of the dispute, the parts other than the part being negotiated or litigated shall continue to be performed.

VII.	Force Majeure

Force majeure refers to the objective conditions that can not be foreseen, avoided or overcome by any party, including but not limited to: governmental actions, natural forces, fire, explosion, geographical changes, windstorm, flood, earthquake, tides, lightening or war. The affected party shall timely notify the event of force majeure to the other party, and timely submit the proving documents issued by relevant authorities to the other party for confirmation. Both parties shall negotiate the further performance of this Agreement in accordance with the influences of the force majeure event.

VIII.	Miscellaneous

The issues not covered in this Agreement shall be settled by both parties in accordance with the Contract Law of the People’s Republic of China and relevant laws and regulations. Both parties may sign the supplementary agreements, and the supplementary agreements shall have the same legal force as this Agreement. This Agreement has two originals with the same legal force, which shall enter into force after being signed and sealed by both parties, each party shall hold one copy.

Party A:	Zhong Nongda Networks Development Co., Ltd.
(Seal of Zhong Nongda Networks Development Co., Ltd.)

By:	/s/ Gu Peide
Name:	Gu Peide

Signing place: Beijing, China
Signing date: December 12, 2005

Party B:	China Agricultural University
(Seal of China Agricultural University)

By:	/s/ Fu Zetian
Name:	Fu Zetian

Signing place: Beijing, China
Signing date: December 12, 2005

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